Exhibit 99.5

CONSENT

I hereby consent to serve as a director of TPG Pace Tech Opportunities Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Christopher Marshall
Christopher Marshall

Date: March 19, 2021